FREE WRITING PROSPECTUS Dated October 16, 2014	Filed Pursuant to Rule 433 Registration Numbers: 333-181915 333-181915-01 333-181915-05

**PRICING DETAILS** $1.1BLN ALLYL 2014-SN2 (AUTO LEASE)

Joint-Leads: J.P. Morgan (struc), Citi, DB

Co-Managers: BMO, CIBC, Lloyds, PNC, Scotia

CL	$AMT(mm)	WAL	S&P/F	P.WIN	E. FIN	L. FIN	PRICED	YLD%	CPN%	$PX
A-1	240.00	0.32	A-1+/F1+	1-8	06/15	10/15	—	0.250	0.25	100.00000
A-2A	109.00	1.27	AAA/AAA	8-21	07/16	03/17	EDSF+33	0.718	0.71	99.99123
A-2B	391.00	1.27	AAA/AAA	8-21	07/16	03/17	1ML+30	—	1ML+30	100.00000
A-3	275.00	1.96	AAA/AAA	21-27	01/17	09/17	EDSF+43	1.042	1.03	99.98108
A-4	91.90	2.32	AAA/AAA	27-29	03/17	02/19	IS+48	1.215	1.21	99.99557

TICKER:	ALLYL 2014-SN2	REGISTRATION:	SEC Registered
EXPECTED PXG:	Priced	EXPECTED RATINGS:	S&P/Fitch
EXPECTED SETTLE:	10/22/14	PXG SPEED:	75% PPC
ERISA ELIGIBLE:	Yes	MIN DENOMS:	$1K x $1K
CUSIPS:	A-1 - 02006UAA1	BILL & DELIVER:	J.P. Morgan
A-2A - 02006UAB9
A-2B - 02006UAC7
A-3 - 02006UAD5
A-4 - 02006UAE3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.